CORNING INCORPORATED

Offer to Purchase For Cash Up to $800,000,000 Aggregate Principal Amount at Maturity of its Outstanding Zero Coupon Convertible Debentures Due November 8, 2015 (CUSIP No. 219350 AJ 4)

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JUNE 4, 2003, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

May 7, 2003

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 7, 2003 (as it may be supplemented or amended from time to time, the “Offer to Purchase”), and a form of the related Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), each relating to the offer by Corning Incorporated, a New York corporation (“Corning”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”), up to $800,000,000 aggregate principal amount at maturity of its outstanding Zero Coupon Convertible Debentures Due November 8, 2015 (the “Notes”), at a purchase price of not greater than $750 nor less than $725 per $1,000 principal amount at maturity, with the price to be determined by the “Modified Dutch Auction” procedure described below. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

Under the “Modified Dutch Auction” procedure, Corning will determine a single Purchase Price not greater than $750 or less than $725 per $1,000 principal amount at maturity of Notes, that, subject to the terms and conditions of the Offer, Corning will pay for Notes validly tendered and not withdrawn pursuant to the Offer, taking into account the principal amount at maturity of Notes so tendered and the prices specified by tendering Noteholders. Corning will select the lowest purchase price that will allow it to buy up to $800,000,000 principal amount at maturity of the Notes. Only Notes validly tendered at prices at or below the purchase price determined by Corning, and not withdrawn, will be subject to purchase pursuant to the Offer. Upon the terms and the conditions of the Offer, including the proration provisions, Corning will purchase at the single purchase price, net to the seller in cash, all Notes that are validly tendered and not withdrawn at prices at or below the purchase price. If more than $800,000,000 principal amount at maturity of Notes are validly tendered and not withdrawn in the Offer at or below the purchase price determined by Corning, such Notes will be purchased on a pro rata basis, subject to the terms and conditions of the Offer. You may tender, and Corning will only accept, Notes tendered in denominations of $1,000 principal amount at maturity and integral multiples thereof. Corning will return all Notes not purchased promptly after the Offer is completed or terminated.

Corning’s Board of Directors has approved the making of the Offer by Corning. However, none of Corning, its board of directors or employees, the Dealer Managers, the Depositary, the Information Agent or any of their respective affiliates, makes any recommendation to any Noteholder as to whether to tender or refrain from tendering Notes, or as to the price or prices at which you may choose to tender your Notes.

This material relating to the Offer is being forwarded to you as the beneficial owner of Notes held by us for your account or benefit but not registered in your name. A tender of any Notes may only be made by us as the registered holder and pursuant to your instructions. Corning urges beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Notes pursuant to the Offer.

Accordingly, we request instructions as to whether you wish us to tender with respect to any or all of the Notes held by us for your account or benefit and instructions as to the price or prices at which you wish to tender. We urge you to read carefully the Offer to Purchase, the Letter of Transmittal and the other materials provided before instructing us to tender your Notes.

If you wish to have us tender any or all of your Notes and wish to specify price(s) pursuant to the Offer, please so instruct us by completing, executing and returning to us the instructions form set forth on the reverse side of this letter. In the event that you instruct us that you wish for us to tender Notes but do not specify the price at which you wish for the Notes to be tendered, then you will be deemed to have instructed us to tender the Notes at $725 per $1,000 principal amount at maturity. An envelope to return your instructions is also enclosed. Your instructions to us should be forwarded as promptly as possible and in ample time to permit us to tender Notes on your behalf prior to the Expiration Time in accordance with the provisions of the Offer. Please note that tenders of Notes pursuant to the Offer must be received by the Expiration Time. The Expiration Time may be extended as described in the Offer to Purchase.

Your attention is directed to the following:

1.    You may tender Notes at prices not greater than $750 or less than $725 per $1,000 principal amount at maturity as indicated in the attached Instruction Form, net to you in cash. Under no circumstances will there be any further accretion of the principal amount of the Notes or interest on the purchase price because of any delay in the transmission of funds to the holders of purchased Notes or otherwise. If you instruct us that you wish to tender Notes but do not indicate the price at which you wish for your Notes to be tendered, you will be instructing us to tender your Notes at a price of $725 per $1,000 principal amount at maturity.

2.    The Offer is not conditioned upon any minimum number of Notes being tendered. The Offer is, however, subject to certain other conditions.

3.    The Offer, withdrawal rights and the proration period will expire at 12:00 Midnight, Eastern time, on June 4, 2003, unless the Offer is extended or earlier terminated.

4.    The Offer is for $800,000,000 principal amount at maturity of the Notes.

5.    Tendering holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Depositary, or the Information Agent or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of Notes pursuant to the Offer. A tendering holder who holds Notes with a broker may be required by the broker to pay a service charge or other fee.

If you wish to have us tender any or all of your Notes, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form.

Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time. The Offer, withdrawal rights and the proration period will expire at 12:00 Midnight, Eastern time, on June 4, 2003, unless the Offer is extended or earlier terminated.

If you authorize the tender of your Notes all such Notes will be tendered unless otherwise specified below.

THE ACCOMPANYING LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT BE USED BY YOU TO TENDER NOTES HELD BY US AND REGISTERED IN OUR NAME FOR YOUR ACCOUNT OR BENEFIT.

Tenders of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Time, but no consideration shall be payable in respect of the Notes so withdrawn.

INSTRUCTIONS

AUTHORIZATION TO TENDER—By this letter, the undersigned instructs you to tender the aggregate principal amount at maturity of Notes indicated below (and/or interests therein) held by or through you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the Offer to Purchase dated May 7, 2003 and the related Letter of Transmittal of Corning Incorporated.

Box 1 ☐	Please tender ALL my Notes held by you for my account or benefit.

Box 2 ☐	Please tender LESS THAN ALL my Notes. I wish to tender $ principal amount at maturity of Notes (tenders must be in increments of $1,000 principal amount at maturity).

Box 3 ☐	Please DO NOT TENDER any Notes held by you for my account or benefit

If you have checked Box 1 or Box 2, please indicate the price per $1,000 principal amount (cannot be greater than $750 or less than $725 at which you wish for your Notes to be tendered). Prices must be in $2.50 increments. If no price is specified, then the undersigned will be deemed to have tendered the Notes at $725 per $1,000 principal amount at maturity.

Price at which Notes are Tendered

☐ $725.00	☐ $732.50	☐ $740.00	☐ $747.50

☐ $727.50	☐ $735.00	☐ $742.50	☐ $750.00

☐ $730.00	☐ $737.50	☐ $745.00

SIGNATURE:

Name(s)

(Please Print)

Address:

Telephone:

Tax Identification or Social Security Number:

My Account Number With You:

Date:

Unless a specific contrary instruction is given, your signature(s) hereon shall constitute an instruction to us to tender all of your Notes.

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